As filed with the Securities and Exchange Commission on September 15,2000
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            COMSTOCK RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

           NEVADA                                                                                 94-1667468
(State or other jurisdiction of                                                               (I.R.S. Employer
 incorporation or organization)                                                              Identification Number)

 5300 Town and Country Blvd., Suite 500                                                          M. Jay Allison
      Frisco, Texas 75034                                                               President and Chief Executive Officer
        (972) 668-8800                                                                   5300 Town and Country Blvd., Suite 500
 (Address, including zip code, and                                                                 Frisco, Texas  75034
 telephone number, including area code,                       Copies to:                              (972) 668-8800
of Registrant's principal executive offices)                 Guy H. Kerr                         (Name, Address, including zip
                                                          Jack E. Jacobsen                code, and telephone number, including area
                                                      Locke Liddell & Sapp LLP                    code, of agent for service)
                                                    2200 Ross Avenue, Suite 2200
                                                         Dallas, Texas 75201
                                                           (214) 740-8000

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                                         Proposed
Title of Each Class                                      Proposed         Maximum           Maximum
   of Securities                       Amount          Offering Price    Aggregate          Amount of
 to be Registered                 to be Registered(1)   Per Share(2)    Offering Price   Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock,  $.50 par value.....  7,500,000              $10.90625       $81,796,875         $21,595
Preferred Stock Purchase Rights...     (3)                    (3)              (3)               (3)
=========================================================================================================

[FN]
(1) Represents the number of shares to be issued or issuable upon conversion of the Registrant's Series A 1999 Convertible Preferred Stock.

(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low price of a share of common stock on September 12, 2000 as quoted on the New York Stock Exchange.

(3) There are hereby registered Preferred Stock Purchase Rights ("Rights"), which Rights (i) are related to shares of common stock in the ratio of one Right to one share, (ii) are not evidenced by separate certificates and
     (iii) may not be transferred except upon transfer of the related shares of common stock. The value attributable to the Rights is reflected in the market value of the related shares of common stock and therefore, the inclusion of the Rights does not increase the proposed maximum offering price under this Registration Statement. Consequently, no additional registration fee is payable for the registration of the Rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                            COMSTOCK RESOURCES, INC.

                        7,500,000 Shares of Common Stock

     We are registering a total of 7,500,000 shares of our common stock, par value of $.50 per share, for sale by the Selling Security Holders identified in this prospectus. Please see the section in this prospectus entitled "Selling Security Holders."

     The Selling Security Holders will be issued shares of our common stock upon conversion of our Series A 1999 Convertible Preferred Stock. Please see the
Section in this prospectus entitled "Description of Capital Stock - Preferred Stock."

     We will not receive any of the proceeds from the sale of the common stock by the Selling Security Holders. We have agreed to pay the expenses of the Selling Security Holders in connection with the registration of these shares of our common stock. We estimate those expenses to be $28,000.

     The Selling Security Holders may offer the shares through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. Our common stock is listed on the New York Stock Exchange under the symbol "CRK." On September 14, 2000 the last reported sale price for our common stock was $11.9375 per share.

                                   ----------

 This investment involves a high degree of risk. Please see the section in this prospectus entitled "Risk Factors" beginning on page 6.

                                   ----------

             Neither the Securities and Exchange Commission nor any
                 State Securities Commission has passed upon the
                    accuracy or adequacy of this prospectus.

       Any  representation to the contrary is a criminal offense.

                                   ----------


               The date of this prospectus is September ___, 2000

                                TABLE OF CONTENTS

                                                                          PAGE

    Forward-Looking Statements..............................................3

    Where You Can Find More Information.....................................4

    Information Incorporated by Reference...................................4

    Prospectus Summary......................................................5

    Risk Factors............................................................6

    Description of Capital Stock...........................................12

    Selling Security Holders...............................................18

    Plan of Distribution...................................................19

    Legal Matters..........................................................20

    Experts................................................................20


                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in or incorporated by reference to this prospectus, including without limitation, statements under "Summary," and "Risk Factors," regarding budgeted capital expenditures, increases in oil and natural gas production, our financial position, oil and natural gas reserve estimates, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Furthermore, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revision, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from our expectations are discussed in "Risk Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans for 1999 and beyond could differ materially from those expressed in forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and therefore we file annual, quarterly and current reports, proxy statements and other documents with the Securities Exchange Commission ("SEC" or "Commission"). You may read and copy any of the reports, proxy statements and any other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800- SEC-0300. In addition, the SEC maintains a web site at http:
//www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is quoted on the New York Stock Exchange under the trading symbol "CRK." Reports, proxy and information statements and other information about us may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its web site.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering of these shares is terminated: (1) Annual Report on Form 10-K for the year ended December 31, 1999; (2) Quarterly Report on Form 10-Q for the three months ended March 31, 2000; (2) Quarterly Report on Form 10-Q for the six months ended June 30, 2000; and (3) Proxy Statement dated April 4, 2000 for the 2000 Annual Meeting of Stockholders.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Comstock Resources, Inc., 5300 Town and County Blvd., Suite 500, Frisco, Texas 75034,
Attention: Roland O. Burns, Senior Vice President, telephone number (972) 668-8800.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere or incorporated by reference in this prospectus.

                                    Comstock

     We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas properties. Our oil and natural gas reserve base is entirely concentrated in the Gulf of Mexico, Southeast Texas and East Texas/North Louisiana regions. Our reserve base is 69% natural gas and 72% proved developed on a Bcfe basis as of December 31, 1999. Our estimated proved oil and natural gas reserves are 374.9 Bcfe with an estimated pre-tax present value of $515.1 million as of December 31, 1999 and we operate 72% of the present value of proved reserves of our properties. For the year ended December 31, 1999, our total revenues and EBITDA were $92.1 million and $66.0 million, respectively.

     Our proved reserves at December 31, 1999 and our 1999 average daily production are summarized below:



                                 Reserves at December 31, 1999                        1999 Daily Production
                         --------------------------------------------      ---------------------------------------------
                                                                 % of                                              % of
                             Oil         Gas         Total       Total       Net Oil     Net Gas       Total       Total
                         ----------  ----------   ----------  ----------   ----------  ----------   ----------  --------
                          (MMBbls)      (Bcf)       (Bcfe)                  (MBbls/d)   (Mmcfe/d)    (MMcfe/d)
Gulf of Mexico......        15.0         55.8        146.0         39          4.4        14.9          41.1         41
Southeast Texas.....         3.7         94.2        116.6         31          1.2        26.1          33.6         34
East Texas/
  North Louisiana...          .8        107.7        111.8         30           .2        24.1          25.2         25
Other...............         --            .4           .5        --           --           .3            .5        --
                         ----------  ----------   ----------  ----------   ----------  ----------   ----------  --------
        Total.......        19.5        258.1        374.9        100          5.8        65.4         100.4       100
                         ========    ==========   ==========  ==========   ==========  ==========   ==========  ========


                              Corporate Information

     We were originally organized as a Delaware corporation in 1919 under the name Comstock Tunnel and Drainage Company for the primary purpose of conducting gold and silver mining operations in and around the Comstock lode in Nevada. In 1983, we reincorporated under the laws of Nevada. In November 1987, we changed our name to Comstock Resources, Inc. References in this prospectus to "Comstock Resources, Inc.," "we," "our," and "us" refer to Comstock Resources, Inc. and our subsidiaries. Our executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 and our telephone number is (972) 668-8800.

                                  The Offering

Common Stock Offered by the Selling Security Holders........7,500,000 shares (1)
Common Stock Outstanding at September 14, 2000.............25,648,198 shares (2)
New York Stock Exchange Symbol...............................................CRK

        (1) Represents shares to be issued to the Selling Security Holders upon conversion of Series A 1999 Convertible Preferred Stock.

        (2) At September 14, 2000, 12,959,000 shares of common stock are reserved for issuance upon exercise of outstanding stock options and warrants and the conversion of the Series A 1999 Convertible Preferred Stock.

                                  RISK FACTORS

    You should consider carefully the following risk factors together with all of the other information included in this prospectus. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed under the heading "Forward-Looking Statements" in this prospectus.

    Our business is dependent upon the prices for oil and natural gas and these prices are volatile.

    Our business is dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive for our oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control, including:

     o    seasonality,

     o    the condition of the United States economy,

     o    imports of crude oil and natural gas,

     o political conditions in other oil-producing and natural gas-producing countries,

     o    the actions of the Organization of Petroleum Exporting Countries, and

     o    domestic government regulation, legislation and policies.

    Any extended decline in the price of crude oil or natural gas will adversely affect our:

     o    revenues, profitability and cash flow from operations,

     o    present value of proved reserves,

     o    borrowing capacity, and o ability to obtain additional capital.

     In order to reduce our exposure to price risks, we may enter into oil and natural gas price swap arrangements to hedge a portion of our anticipated sales. Such arrangements may limit our ability to benefit from increases in oil and natural gas prices. As of September 14, 2000, we have not entered into any derivative financial instruments for price risk management purposes.

     Although we are not currently experiencing any significant involuntary curtailment of our natural gas production, market, economic and regulatory factors may in the future materially affect our ability to sell our natural gas production.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

     Our growth in prior years has been attributable in significant part to acquisitions of producing properties. In more recent years our growth has been primarily attributable to our drilling activities. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

    The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including:

     o    recoverable reserves,

     o    exploration potential,

     o    future oil and natural gas prices,

     o    operating costs, and

     o    potential environmental and other liabilities.

     In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

     Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the Gulf of Mexico, Southeast Texas, and East Texas/North Louisiana, we may pursue acquisitions or properties located in other geographic areas.

We have substantial debt and debt service requirements.

Large Amount of Debt

     We have substantial debt and debt service requirements. As of June 30, 2000, our ratio of total debt to total capitalization was approximately 63%.

Consequences of Debt

     Our substantial debt will have important consequences, including:

     o a substantial portion of our cash flow from operations will be required to make debt service payments,

     o our ability to borrow additional amounts for working capital, capital expenditures (including acquisitions) or other purposes will be limited, and

     o our debt could limit our ability to capitalize on significant business opportunities, our flexibility in planning for or reacting to market conditions and our ability to withstand competitive pressures and economic downturns.

     In addition, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our debt. Moreover, our ability to meet our debt service obligations and to reduce our total debt will be dependent upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable us to continue to satisfy our capital requirements.

Restrictive Debt Covenants

     Our bank credit facility contains a number of significant covenants. These covenants will limit our ability to, among other things:

     o    borrow additional money,

     o    merge, consolidate or dispose of assets,

     o    make certain types of investments,

     o    enter into transactions with our affiliates, and

     o    pay dividends.

     Our failure to comply with these covenants would cause a default under our bank credit facility. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take.

We may not have sufficient funds to meet our substantial capital requirements.

     We make, and will continue to make, substantial capital expenditures for the acquisition, development and exploration of oil and natural gas reserves. Historically, we have financed these expenditures primarily with cash generated by operations, bank borrowings and the sale of equity securities and non-strategic assets. We believe that we will have sufficient cash provided by operating activities to fund anticipated 2000 capital expenditures of $80.0 million. We intend to borrow under our bank credit facility or to obtain other debt or equity financing as needed to finance future significant acquisitions. If revenues or our borrowing base decrease as a result of lower oil and natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future development programs and to pursue acquisition opportunities may be limited. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements. If we need additional funds, our inability to raise them may adversely affect our operations.

Our future success depends on our ability to replace our reserves.

     Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Drilling activities are subject to many risks.

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including:

     o    title problems,

     o    adverse weather conditions,

     o    compliance with governmental requirements, and

     o    shortages or delays in the delivery of equipment and services.

Our operations are subject to operating hazards and uninsured risks.

     Our operations are subject to all of the risks normally associated with the exploration for and the production of oil and natural gas, including blowouts, cratering, oil spills and fires, each of which could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, we may from time to time conduct relatively deep drilling which will involve increased drilling risks of high pressures and mechanical difficulties, including stuck pipe, collapsed casing and separated cable. We cannot assure you that our insurance will adequately cover any losses or liabilities. Furthermore, we cannot predict the continued availability of insurance, or availability at commercially acceptable prices.

We operate in a highly competitive industry.

     The oil and natural gas industry is highly competitive. Our competitors for the acquisition, development and exploration of oil and natural gas properties, purchases and marketing of natural gas, transportation and processing of natural gas, and capital to finance such activities, include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

There are many uncertainties in estimating reserves and future net cash flows.

     There are many uncertainties in estimating quantities and values of proved reserves, projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. The present value of proved reserves and the standardized measure of discounted future net cash flows set forth in this prospectus are estimates only and should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. Thus, the information set forth in this prospectus includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, borrowing base under our bank credit facility, future prospects and the market value of our securities.

We have not paid dividends recently.

     During the last five fiscal years, we have not paid any dividends on our outstanding common stock, nor do we intend to do so. In addition, we are restricted from doing so under our bank credit facility, the indenture for our senior notes and by the terms of our outstanding preferred stock. We currently intend to retain our cash for the continued expansion of our business.

Shares eligible for sale in the public market may affect the market price of our common stock.

     Sales of substantial amounts of our common stock in the public market could adversely affect the market price for our common stock. If our stockholders were to sell a significant number of shares, the prevailing market price of our common stock could be adversely affected.

Certain provisions of Nevada law and our corporate governance documents may affect a third party's ability to acquire Comstock.

     Our articles of incorporation, bylaws and stockholders' rights plan and Nevada law include a number of provisions that may have the effect of delaying or deterring a change in the control or management of the Company and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Please see the section in this prospectus called "Description of Capital Stock."

We are subject to extensive governmental regulation.

     Our business is affected by certain federal, state and local laws and regulations relating to the development, production, marketing, pricing, transportation and storage of oil and natural gas. Our business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment of wells, the discharge of materials into the environment or otherwise relating to environmental protection. Sanctions for noncompliance with these laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. These laws sometimes apply retroactively. In addition, a party can be liable for environmental damage without regard to that party's negligence or fault. Therefore, we could have liability for the conduct of others, or for acts that were in compliance with all applicable laws at the time we performed them. Environmental laws have become more stringent over the years. In addition, the modification or interpretation of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas could limit well servicing opportunities. We cannot assure you that present or future regulation will not adversely affect our operations.

We depend on our key personnel.

     We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, $10.00 par value per share (the "Preferred Stock"). At September 14, 2000 we had 25,648,198 shares of common stock and 3,000,000 shares of Preferred Stock issued and outstanding which is converted into 7,500,000 shares of common stock. We also had options to purchase 5,459,000 shares of common stock outstanding at that date. In the aggregate, 12,959,000 shares of common stock have been reserved for issuance pursuant to the exercise of currently outstanding options and the conversion of the Preferred Stock.

    Common Stock

     Subject to the prior rights of the outstanding Preferred Stock and any other shares of Preferred Stock that may be issued from time to time, and except as otherwise set forth below, the shares of common stock (1) are entitled to such dividends as may be declared by our board of directors, in its discretion, out of funds legally available therefor; (2) are entitled to one vote per share on matters voted upon by the stockholders and have no cumulative voting rights;
(3) have no preemptive or conversion rights; (4) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (5) are entitled, upon liquidation, to receive our assets remaining after the payment of corporate debts and the satisfaction of any liquidation preferences of the Preferred Stock. Although our Articles of Incorporation do not deny preemptive rights to stockholders, under Nevada law no stockholders have preemptive rights with respect to shares that, upon issuance, are registered under Section 12 of the Exchange Act. The common stock is currently registered under Section 12 of the Exchange Act.

     Because our shares of common stock do not have cumulative voting rights, the holders of a majority of the shares voting for the election of directors can elect all members of the class of Comstock's classified Board of Directors that are to be elected at a meeting of the stockholders, subject to any rights of the holders of the Preferred Stock. Please see "Preferred Stock" immediately below.

     Preferred Stock

     The Board of Directors is empowered, without approval of the stockholders, to cause shares of our authorized Preferred Stock to be issued in one or more classes or series, from time to time, with the number of shares of each class or series and the rights, preferences and limitations of each class or series to be determined by it. Among the specific matters that may be determined by our board of directors are the rate of dividends, redemption and conversion prices, terms and amounts payable in the event of liquidation and voting rights. Shares of Preferred Stock may, in our board of directors' sole determination, be issued with voting rights greater than one vote per share. Issuance of shares of Preferred Stock could involve dilution of the equity of the holders of common stock and further restrict the rights of such stockholders to receive dividends.

     On April 27, 1999 the Board of Directors created two new series of Preferred Stock consisting of 3,000,000 shares designated as the Series A 1999 Convertible Preferred Stock (the "Series A Preferred") and 1,051,999 shares designated as the Series B 1999 Non-Convertible Preferred Stock (the "Series B Preferred"). On April 29, 1999, we sold to the Selling Security Holders 1,948,001 shares of our Series A Preferred and 1,051,999 shares of our Series B Preferred for a total consideration of $30.0 million. The proceeds from the sale of the Preferred Stock were used to reduce outstanding indebtedness under our bank credit facility. On June 30, 1999 all of the Series B Preferred were converted into an identical number of shares of Series A Preferred. As a result of such conversion, there are outstanding 3,000,000 shares of Series A Preferred and no shares of Series B Preferred.

     The shares of Series A Preferred accrue dividends at an annual rate of 9%. Dividends are payable quarterly in cash or in shares of our common stock, at our election. If dividends are paid in shares of common stock, the common stock is valued at 82.5% of the lower of the 5-day or 30-day average closing price of the common stock.

     On May 1, 2005 and on each May 1, thereafter, so long as any shares of the Series A Preferred are outstanding, we are obligated to redeem 1,000,000 shares of the Series A Preferred at $10.00 per share plus accrued and unpaid dividends thereon. The mandatory redemption price may be paid either in cash or in shares of common stock, or any combination thereof, at our option. If we elect to pay the mandatory redemption price in shares of common stock, the common stock will be valued at 82.5% of the lower of the common stock's 5-day or 30-day average closing price (immediately prior to the date of redemption). The holders of the Series A Preferred have the right, at their option and at any time, to convert all or any part of such shares into shares of common stock. The conversion price of the Series A Preferred as of the date of this prospectus is $4.00 per share of common stock. We have the option to redeem the shares of the Series A Preferred at a price that would provide the holders with a specified rate of return on their original investment.

     In the event of dissolution, liquidation or winding-up of Comstock, the holders of the Series A Preferred are entitled, after payments of all amounts payable to the holders of any Preferred Stock senior to the Series A Preferred, to receive out of the assets remaining $10.00 per share, together with all dividends thereon accrued or in arrears, whether or not declared, before any payment is made or assets set apart for payment to the holders of the common stock.

     The holders of the Series A Preferred are each entitled to vote with the holders of common stock on all matters submitted for a vote of the holders of shares of common stock on an "as converted" basis. Upon the occurrence of an "event of noncompliance" within the meaning of the terms of the Series A Preferred, the holders of the Series A Preferred have the right (for so long as such event of noncompliance continues) to elect two additional directors to our board of directors. An "event of noncompliance" includes (i) the failure to pay in the aggregate four quarterly dividends on such series, (ii) the failure to redeem such series in accordance with its terms, (iii) a default by us on certain indebtedness, (iv) M. Jay Allison ceasing to be our chief executive officer, and (v) the commencement of a bankruptcy or similar proceeding by or against the Company or any of its significant subsidiaries. We may not so long as the Series A Preferred is outstanding alter any of the rights, preferences or powers of the Series A Preferred or issue any shares of stock ranking on a parity with or senior to the Series A Preferred unless the requisite number of holders have consented thereto. Holders of the Series A Preferred also have the right to approve (1) certain mergers of the Company where we are not the surviving corporation, (2) the sale or disposition of substantially all of our assets or (3) payment of any dividend or distribution, on or for the redemption of common stock in excess of $100,000 a year. The holders of the Series A Preferred also have the right to elect two directors (up to a maximum of four) each time we mandatorily redeem the Series A Preferred by issuing shares of common stock.

     Stockholders' Rights Plan

     On December 4, 1990, our board of directors adopted the Company's Stockholders' Rights Plan (the "Rights Plan") and we declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, $10.00 par value per share, at an exercise price of $15.00 (the "Purchase Price") per one one-hundredth of a share of preferred stock, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between us and American Stock Transfer and Trust Company, as successor Rights Agent.

     The Rights are initially evidenced by the common stock certificates as no separate Rights certificates have been distributed. The Rights separate from the common stock and a "Distribution Date" will occur at the close of business on the earliest of (i) the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock (the "Stock Acquisition Date"), (ii) the tenth business day (or such later date as may be determined by action of our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of common stock or (iii) the tenth business day after our board of directors determines that any individual, firm, corporation, partnership or other entity (each a "Person"), alone or together with its affiliates and associates, has become the beneficial owner of an amount of common stock which a majority of the continuing directors who are not officers of the Company determines to be substantial (which amount shall in no event be less than 10% of the shares of common stock outstanding) and at least a majority of the continuing directors who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such Person as the directors shall deem appropriate, shall determine that such beneficial ownership by such Person (an "Adverse Person") is intended to cause us to repurchase the common stock beneficially owned by such Person or to cause pressure on us to take action or enter into a transaction intended to provide such Person with short-term financial gain under circumstances where the directors determine that the best long-term interests of the Company and our stockholders would not be served by taking such action or entering into such transaction or series of transactions at that time, or that such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on us. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 17, 2000, unless earlier redeemed by us.

     If (i) a Person becomes the beneficial owner of 20% or more of the then outstanding shares of our common stock (except (a) pursuant to certain offers for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not officers of the Company or (b) solely due to a reduction in the number of shares of our common stock outstanding as a result of the repurchase of shares of common stock by us) or (ii) the Board of Directors determines that a Person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void.

     If at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or in which we are the surviving corporation, but our common stock is changed or exchanged (other than a merger which follows an offer described in clause (i)(a) of the preceding paragraph), or (ii) more than 50% of our assets, cash flow or earning power is sold or transferred, each holder of a

Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     At any time after the earlier to occur of (i) an Acquiring Person becoming such or (ii) the date on which our board of directors declares an Adverse Person to be such, the board of directors may cause us to exchange the Rights (other than Rights owned by the Adverse Person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any Person becomes the beneficial owner of 50% or more of our outstanding common stock.

     The Rights Plan has certain anti-takeover effects including making it prohibitively expensive for a raider to try to control or take us over unilaterally and without negotiation with our board of directors. Although intended to preserve for our stockholders the long term value of the Company, the Rights Plan may make it more difficult for stockholders to benefit from certain transactions which are opposed by the incumbent board of directors.

     In connection with the issuance of the Series A Preferred, we amended the Rights Plan to provide that the holders of the Series A Preferred would not be considered an Acquiring Person under the Rights Plan with respect to the shares of common stock issued pursuant to the Series A Preferred.

     Anti-Takeover Provisions

     In addition to the Rights Plan, our articles of incorporation and bylaws and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or management of the Company or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock. Please see "Preferred Stock" above.

     Our bylaws contain provisions dividing the board of directors into classes with only one class standing for election each year. A staggered board makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

     Nevada's "Combinations with Interested Stockholders Statute," Nevada Revised Statutes ss. 78.411-78.444, which applies to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an "interested stockholder" from entering into a "combination" with the corporation for three years, unless certain conditions are met. A "combination" includes (a) any merger of the corporation or a subsidiary of the corporation with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,
(ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would result in increasing the proportionate share of shares of the corporation owned by the "interested stockholder," (f) a recapitalization of the corporation or (g) the receipt of benefits by an "interested stockholder," except proportionately as a stockholder, of any loans, advances or other financial benefits provided by the corporation. An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a)(i) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Section 78.441 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" has not become the beneficial owner of additional voting shares of the corporation.

     In addition to the foregoing statute, Nevada has an "Acquisition of Controlling Interest Statute," Nevada Revised Statute ss. 78.378-78.3793, which prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Acquisition of Controlling Interest Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada and whose Articles of Incorporation or Bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror does not prohibit its application. We do not intend to "do business" in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that the Acquisition of Controlling Interest Statute will apply to us. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days preceding the date thereof become "Control Shares" which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles or bylaws, call certain of the acquiror's shares for redemption at the average price paid for the control shares by the acquiror. Our articles and bylaws do not currently permit us to redeem an acquiror's shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of Control Shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid by the acquiror in the transaction subjecting the acquiror to the statute.)

     Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

                            SELLING SECURITY HOLDERS

The following table sets forth information as of September 14, 2000 with respect to the Common Stock beneficially owned by the Selling Security Holders.

                                                  Number of  Shares                       Before Offering     After Offering
            Name and Address of                     Beneficially       Number of Shares    Percentage of      Percentage of
         Selling Security Holder(1)                   Owned(2)             Offered          Common Stock       Common Stock
-----------------------------------------         -----------------  ------------------   --------------      --------------
AQUILA ENERGY CAPITAL CORPORATION
900 Fannin Street, Suite 1850
Houston, Texas 77010                                     1,250,000       1,250,000          4.6%                    -%

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, California 92660                          1,250,000       1,250,000          4.6%                    -%

TCW DEBT AND ROYALTY FUND VI, L.P., a
California limited partnership                           1,287,377       1,287,377          4.8%                    -%

TCW DEBT AND ROYALTY FUND VIB, L.P., a
California limited partnership                             391,682         391,682          1.5%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Custodian for Eugenia III
Investment Holdings Limited                                606,725         606,725          2.3%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Custodian for Allmerica Asset
Management, Inc. as agent for First Allmerica
Financial Life Insurance Company                           387,768         387,768          1.5%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Custodian pursuant to the
Investment Management and Custody Agreement
dated as of October 27, 1997 between University of
Chicago, TCW Asset Management Company and
Trust Company of the West                                  155,105         155,105          0.6%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Custodian pursuant to the
Investment Management and Custody Agreement
dated as of October 27, 1997 between University of
Notre Dame du Lac, TCW Asset Management
Company and Trust Company of the West                      127,385         127,385          0.5%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Custodian pursuant to the
Investment Management and Custody Agreement
dated as of October 24, 1997 between William N
Pennington Separate Property Trust dated
January 1, 1991, TCW Asset Management
Company and Trust Company of the West                      581,648         581,648          2.2%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, as Sub-Custodian for the Delta
Master Trust dated May 27, 1982, as amended,
under the sub-custody agreement and power of
attorney dated October 30, 1997 among Trust
Company of the West, Citibank F.S.B., as Trustee
and TCW Asset Management Company                           212,310         212,310          0.8%                    -%

TRUST COMPANY OF THE WEST, a California
trust company, in its capacities as Investment
Manager pursuant to the Investment Management
Agreement dated as of June 6, 1988 with General
Mills, Inc. and as Custodian pursuant to the
Custody Agreement dated as of February 6, 1989 with
General Mills, Inc. and State Street Bank and
Trust Company, as trustee                                1,250,000       1,250,000          4.6%                    -%
                                                         ---------       ---------
         Total:                                          7,500,000       7,500,000         22.6%                    -%
                                                         =========       =========
--------

(1) Unless otherwise, the address of each Selling Security Holder is 865 South Figueroa, Suite 1800, Los Angeles, California 90017.
(2) Includes shares issuable upon conversion of the Series A 1999 Convertible Preferred Stock.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds from this offering. We are registering the shares on behalf of the Selling Security Holders. The shares may be sold by the Selling Security Holders or by pledgees, donees, transferees or other successors in interest. We are paying all costs, expenses and fees in connection with the registration of the shares offered hereby. Brokerage commissions, if any, attributable to the sale of shares will be borne by the Selling Security Holders (or their pledgees, donees, transferees or other successors in interest).

     Sales of shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required under the Securities Act, the aggregate amount of Selling Security Holders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Sales of Selling Security Holders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Security Holders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Security Holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     The Selling Security Holders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered by this prospectus will be passed upon by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS

     The estimates as of December 31, 1997, 1998 and 1999 relating to the Company's proved oil and natural gas reserves, future net revenues of oil and natural gas reserves and present value of future net revenues of oil and natural gas reserves included or incorporated by reference herein are based upon reports prepared by Lee Keeling and Associates, Inc. and are included or incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in petroleum engineering.

     The financial statements as of December 31, 1999 and for the three years in the period then ended, included in the Company's 1999 Form 10-K incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2000 and 1999, and June 30, 2000 and 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express and opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14. Other Expenses of Issuance and Distribution.

          The expenses of the offering are estimated (except as indicated) to be as follows:

         Securities and Exchange Commission Registration Fee (actual)..$  21,595
         Legal Fees and Expenses.......................................    5,000
         Accounting Fees and Expenses..................................    1,000
         Other.........................................................      405
                                                                       ---------
            Total......................................................$  28,000
                                                                       =========

     All of the above expenses will be borne by the Company.

     Item 15. Indemnification of Directors and Officers.

     Section 78.7502 of the General Corporation Law of Nevada permits a corporation to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

     With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the General Corporation law of Nevada permits the Articles of Incorporation or Bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

     Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

     Article VI, "Indemnification of Directors, Officers, Employees and Agents", of the Company's Bylaws provides as follows with respect to indemnification of the Company's directors, officers, employees and agents:

     Section 1. To the fullest extent allowed by Nevada law, any director of the Corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article VI does not eliminate or limit the liability of a director for:

          (a) an act or omission which involves intentional misconduct, fraud or a knowing violation of law; or

          (b)  the payment of dividends in violation of N.R.S. 78.300.

     Section 2. The Corporation shall indemnify each director, officer, employee and agent, now or hereafter serving the Corporation, each former director, officer, employee and agent, and each person who may now or hereafter serve or who may have heretofore served at the Corporation's request as a director, officer, employee or agent of another corporation or other business enterprise, and the respective heirs, executors, administrators and personal representatives of each of them against all expenses actually and reasonably incurred by, or imposed upon, him in connection with the defense of any claim, action, suit or proceeding, civil or criminal, against him by reason of his being or having been such director, officer, employee or agent, except in relation to such matters as to which he shall be adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. For purposes hereof, the term "expenses" shall include but not be limited to all expenses, costs, attorneys' fees, judgements (including adjudications other than on the merits), fines, penalties, arbitration awards, costs of arbitration and sums paid out and liabilities actually and reasonably incurred or imposed in connection with any suit, claim, action or proceeding, and any settlement or compromise thereof approved by the Board of Directors as being in the best interests of the Corporation. However, in any case in which there is no disinterested majority of the Board of Directors available, the indemnification shall be made: (1) only if the Corporation shall be advised in writing by counsel that in the opinion of counsel (a) such officer, director, employee or agent was not adjudged or found liable for gross negligence or willful misconduct in the performance of duty as such director, officer, employee or agent or the indemnification provided is only in connection with such matters as to which the person to be indemnified was not so liable, and in the case of settlement or compromise, the same is in the best interests of the Corporation; and (b) indemnification under the circumstances is lawful and falls within the provisions of these Bylaws; and (2) only in such amount as counsel shall advise the Corporation in writing is, in his opinion, proper. In making or refusing to make any payment under this or any other provision of these Bylaws, the Corporation, its directors, officers, employees and agents shall be fully protected if they rely upon the written opinion of counsel selected by, or in the manner designated by, the Board of Directors.

     Section 3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in these Bylaws.

     Section 4. The Corporation may indemnify each person, though he is not or was not a director, officer, employee or agent of the Corporation, who served at the request of the Corporation on a committee created by the Board of Directors to consider and report to it in respect of any matter. Any such indemnification may be made under the provisions hereof and shall be subject to the limitations hereof, except that (as indicated) any such committee member need not be nor have been a director, officer, employee or agent of the Corporation.

     Section 5. The provisions hereof shall be applicable to actions, suits or proceedings (including appeals) commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

     Section 6. The indemnification provisions herein provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, or by law or statute, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, and persons described in Section 4 of this Article above, against any liability asserted against him and incurred by him in any such capacity or arising out of his status, as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

     Item 16. Exhibits.

     Exhibit No.                              Description
----------------------------------------------------------------------------
4.1*                Specimen Stock Certificate.

4.2(a) Rights Agreement dated as of December 10, 1990, by and between the Company and Ameritrust Texas, National Association, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

4.2(b) First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

4.2(c) Second Amendment to the Rights Agreement, by and between the Company, Society National Bank, as Rights Agent, and Bank One, Texas N.A. (successor to Society National Bank), dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(d) Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, dated June 16, 1995 (incorporated by reference to Exhibit 4.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(e) Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, and American Stock Transfer & Trust Company (successor to Bank One, Texas N.A.) dated September 1, 1995 (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(f) Fifth Amendment to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent dated April 29, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 29, 1999).

5.1 *               Opinion of Locke Liddell & Sapp LLP.

23.1                Consent of Counsel (Included in Exhibit 5.1).

23.2 *              Consent of Independent Public Accountants.

23.3 *              Acknowledgment Letter of Independent Public Accountants

24.1 *              Power of Attorney  (Included  on the  Signature  Page of the
                    Prospectus).


* Filed herewith.

     Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or
          Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 15, 2000.

                                    COMSTOCK RESOURCES, INC.
                                    By:   /s/ M. JAY ALLISON
                                          ------------------
                                          M. Jay Allison
                                          President and Chief Executive Officer
                                          (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below herebyconstitutes and appoints M. Jay Allison and Roland O. Burns, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                      Title                               Date

    /s/ M. JAY ALLISON          President, Chief Executive Officer,
    -----------------------
    M. Jay Allison              Director (Principal Executive Officer)       September 15, 2000

    /s/ ROLAND O. BURNS         Senior Vice President, Chief Financial       September 15, 2000
    -----------------------
    Roland O. Burns             Officer, Director (Principal Financial
                                and Accounting Officer)

    /s/ RICHARD S. HICKOK       Director                                     September 15, 2000
    -----------------------
    Richard S. Hickok

    /s/ FRANKLIN B. LEONARD       Director                                   September 15, 2000
    ------------------------
    Franklin B. Leonard

    /s/ CECIL E. MARTIN, JR.    Director                                     September 15, 2000
    -----------------------
    Cecil E. Martin, Jr.

    /s/ DAVID W. SLEDGE         Director                                     September 15, 2000
    -----------------------
    David W. Sledge

                           INDEX TO EXHIBITS

     Exhibit No.              Exhibit                                       Page

4.1*                Specimen Stock Certificate.                             E-2

4.2(a) Rights Agreement dated as of December 10, 1990, by and between the Company and Ameritrust Texas, National Association as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, dated December 14, 1990).

4.2(b) First Amendment to the Rights Agreement, by and between the Company and Society National Bank (successor to Ameritrust Texas, N.A.), as Rights Agent, dated January 7, 1994 (incorporated herein by reference to Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

4.2(c) Second Amendment to the Rights Agreement, by and between the Company, Society National Bank, as Rights Agent, and Bank One, Texas N.A. (successor to Society National Bank), dated April 1, 1995 (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(d) Third Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A., as Rights Agent, dated June 16, 1995 (incorporated by reference to Exhibit 4.8 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(e) Fourth Amendment to the Rights Agreement, by and between the Company and Bank One, Texas N.A. as Rights Agent and American Stock Transfer & Trust Company (successor to Bank One, Texas N.A.), dated September 1, 1995 (incorporated by reference to
                    Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

4.2(f) Fifth Amendment to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent dated April 29, 1999 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 29, 1999).

5.1 *               Opinion of Locke Liddell & Sapp LLP.                     E-4

23.1                Consent of Counsel (Included in Exhibit 5.1).

23.2 *              Consent of Independent Public Accountants.               E-5

23.3 *              Acknowledgment Letter of Independent Public Accountants  E-6

24.1 * Power of Attorney (Included on the Signature Page of the Prospectus).

* Filed herewith.

                                  E-1